UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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ING MUTUAL FUNDS
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ING MUTUAL FUNDS
ING Foreign Fund

7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258-2034
(800) 992-0180

June 11, 2010

Dear Shareholder:

On or around May 6, 2010 you received a Proxy Statement, Notice of Special Meeting, and a Proxy Ballot in connection with a special meeting of shareholders (the “Special Meeting”) of ING Foreign Fund (“the Fund”) scheduled for 10:00 a.m., Local time, on June 29, 2010 at 7337 East Doubletree Ranch Road, Scottsdale, Arizona 85258-2034.

This supplement to our Proxy Statement, filed on April 28, 2010, is being provided to you in order to correct the IIMA Composite returns in the table under the heading “How has the Proposed Sub-Adviser performed in the past managing a fund substantially similar to the way it proposes to manage the Fund?” on page 16 of the Proxy Statement. The table has been reproduced on the next page to reflect the deduction of the maximum applicable Class A sales charge of 5.75%, which was previously not deducted in the table provided in the Proxy Statement. This supplement should be read in conjunction with the Proxy Statement.

We are also providing you with another Proxy Ballot and ask that you cast your vote if you have not yet voted. If you have already voted and you wish to change your vote, you may do so by submitting a different vote. You can vote by completing, signing and returning the enclosed Proxy Ballot promptly in the enclosed envelope, through telephone touch-tone voting, via Internet voting, or by attending the Special Meeting in person and voting. To vote by telephone or Internet, follow the voting instructions as outlined on your Proxy Ballot. These options require shareholders to input a control number, which is located on your Proxy Ballot.

We apologize for any inconvenience this may have caused and appreciate your participation and prompt response in this matter.

Sincerely,

Shaun P. Mathews

President and Chief Executive Officer

How has the Proposed Sub-Adviser performed in the past managing a fund substantially similar to the way it proposes to manage the Fund?

The table below is designed to show how a composite of substantially similar accounts managed by IIMA performed over various periods in the past.  The IIMA Global Opportunities Composite (the “Composite”) is a composite of the performance of all actual fee-paying, fully discretionary accounts under management by IIMA for at least one month beginning June 30, 2001 that has investment objectives, policies and strategies that are substantially similar to those, which IIMA intends to use in managing the Fund.

The returns for the Composite have not been modified to reflect the Fund’s fees and expenses.  The accounts in the Composite do not necessarily pay the same expenses that the Fund pays and are not necessarily subject to the diversification rules, tax restrictions and investment limits under the 1940 Act or Subchapter M of the Code.  Returns would have been lower if the Composite had been subject to these expenses and may have been lower if the Composite had been subject to these regulations.  The aggregate returns of the accounts in the Composite may not reflect the returns of any particular account of IIMA.  The performance reflected in the composite was calculated differently than the method used for calculating performance pursuant to the U.S. Securities and Exchange Commission’s guidelines.

The table below shows the returns for the Composite compared with the returns of the MSCI ACWI and the Morningstar World Stock Category Average. This information is designated to demonstrate the historical track record of IIMA.  Past performance is not a guarantee of future results.

Cumulative and Annualized Total Returns as of February 28, 2010

	Year-to- Date	1-Year	3-Year	5-Year	Since Inception(1)
IIMA Composite (2)	(9.23)%	49.34%	(0.27)%	7.28%	2.09%
MSCI ACWI(3)	(3.10)%	58.12%	(5.72)%	2.19%	3.17%
Morningstar World Stock Category Average(4)	(2.71)%	55.76%	(5.50)%	2.24%	3.02%

(1)  Since inception date is June 30, 2001.

(2)  Reflects the deduction of the maximum applicable Class A sales charge of 5.75%.

(3)  The MSCI ACWI is a free float-adjusted market capitalization weighted index that is designed to measure the equity market performance of developed and emerging markets. Investors cannot invest directly in an index.

(4)  The Morningstar World Stock Category Average invests the majority of its assets in the U.S., Europe, and Japan, with the remainder divided among the globe’s smaller markets. These portfolios typically have 20%-60% of assets in U.S. stocks.